UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

EUROPEAN WAX CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

European Wax Center, Inc.
5830 Granite Parkway, 3rd Floor
Plano, Texas 75024
(469) 264-8123
Dear Stockholders:
You are cordially invited to attend the European Wax Center, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) on June 4, 2024. This year’s Annual Meeting will be held virtually. There will not be an in-person meeting. We believe hosting a virtual meeting will allow for greater stockholder attendance at the Annual Meeting by enabling stockholders who might not otherwise be able to travel to a physical meeting to attend online and participate from any location. Stockholders will be able to attend and vote online (for those who intend to vote at the Annual Meeting) at www.virtualshareholdermeeting.com/EWCZ2024. The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation.
On April 19, 2024, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2023 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement.
The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly by mail, telephone or Internet as instructed on the enclosed proxy card or voting instruction card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.
We hope that you will be able to join us virtually on June 4th.
Sincerely,
David L. Willis
Chief Executive Officer and Director
IF YOU PLAN TO ATTEND THE MEETING
The Notice includes your control number, which will serve as an admission ticket for one stockholder to register for and attend the Annual Meeting. On April 19, 2024, we also first mailed this proxy statement and the enclosed proxy card to certain stockholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes the control number for one stockholder to attend the Annual Meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to obtain the control number reflecting their stock ownership as of the record date, April 8, 2024.

EUROPEAN WAX CENTER, INC.
5830 Granite Parkway, 3rd Floor
Plano, Texas 75024
(469) 264-8123
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of European Wax Center, Inc. (“the Company”) will be held on June 4, 2024. The Annual Meeting will be held in a virtual format only. The Annual Meeting may be accessed by entering the control number provided on your proxy card, voting instruction form, or Notice of Internet Availability at www.virtualshareholdermeeting.com/EWCZ2024. Login will be available starting at 10:15 A.M. CDT and the meeting will begin promptly at 10:30 A.M. CDT for the following purposes:
1.
Election of the two director nominees named in the Proxy Statement to serve until the 2027 annual meeting of stockholders;

2.
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended January 4, 2025; and

3.
Transacting such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement accompanying this Notice.
April 8, 2024 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. If you would like an opportunity to view the stockholder list, it will be available 10 days in advance of the meeting. Please contact the Corporate Secretary to make accommodations to view the list. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting and vote during the meeting, your proxy will not be used.
If you need assistance voting your shares, please send an e-mail to ir@myewc.com.
You may attend the Annual Meeting and vote your shares during the meeting, even if you previously voted by Internet or telephone or if you returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Corporate Secretary in Plano, Texas, voting again by Internet or telephone, or attending the Annual Meeting and voting during the meeting. If you are a registered stockholder (meaning you hold your shares directly in your name), you must present a valid control number to attend the meeting. If you are a beneficial stockholder (meaning your shares are held in the name of a broker, bank or other holder of record), you will also need to present a control number showing proof of ownership to attend the meeting.

We look forward to seeing you. Thank you for your ongoing support of and interest in European Wax Center, Inc.
By Order of the Board of Directors,
Gavin M. O’Connor
Chief Administrative Officer, General Counsel and Corporate Secretary
Important notice regarding the Internet availability of proxy materials for the stockholders meeting to be held on June 4, 2024. Stockholders may access, view and download the 2024 Proxy Statement and the 2023 Annual Report at www.proxyvote.com.

i

EUROPEAN WAX CENTER, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 4, 2024
INTRODUCTION
This Proxy Statement provides information for stockholders of European Wax Center, Inc. (“we,” “us,” “our,” “EWC” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board of Directors”) from holders of the outstanding shares of the Company’s common stock, par value $0.00001 per share, for use at the Company’s annual meeting of stockholders to be held in a virtual format at www.virtualshareholdermeeting.com/EWCZ2024 at 10:30 A.M., CDT on June 4, 2024, and at any adjournments or postponements thereof (the “Annual Meeting”).
At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:
1.
Election of the two director nominees named in the Proxy Statement to serve until the 2027 annual meeting of stockholders;

2.
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended January 4, 2025; and

3.
Transacting such other business as may properly come before the meeting or any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2023 Annual Report on Form 10-K, is being mailed to stockholders on or about April 19, 2024. The Notice also provides instructions on how to vote over the Internet, by phone or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
We include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting. We encourage you to read the enclosed Proxy Statement in its entirety.
Why are we providing these materials?
Our Board of Directors is providing these materials to you in connection with our Annual Meeting, which will take place on June 4, 2024, and will be held in a virtual format at www.virtualshareholdermeeting.com/EWCZ2024 beginning at 10:30 A.M., CDT. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein. Please be sure to retain the control number listed on your proxy card, voting instruction form, or Notice in order to attend our virtual stockholders’ meeting.
What information is contained in this Proxy Statement?
This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.
What proposals will be voted on at the Annual Meeting?
There are two proposals scheduled to be voted on at the Annual Meeting:
•
Elect the two director nominees named in this Proxy Statement to serve until the 2027 annual meeting of stockholders; and

•
Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended January 4, 2025.

We will also consider other business that properly comes before the Annual Meeting.
What shares can I vote?
You may vote all shares of common stock that you owned as of the close of business on the record date, April 8, 2024. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.
As of April 8, 2024, there were 48,607,512 shares of Class A common stock outstanding and 12,219,589 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting.
A list of stockholders will be available at our headquarters at 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024 for a period of at least ten days prior to the Annual Meeting for examination by any stockholder.
What are the voting rights of stockholders?
Each share of our common stock is entitled to one vote. There is no cumulative voting.
What is the difference between being a stockholder of record and a beneficial owner?
Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.
Stockholder of record:   If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.

Beneficial owner:   If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.
How do stockholders vote?
If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:
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During the meeting-you may attend the Annual Meeting virtually and cast your vote then. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.

•
By proxy-stockholders of record have a choice of voting by proxy:

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over the Internet at www.proxyvote.com;

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by using a toll-free telephone number noted on your proxy card; or

•
by executing and returning a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 10:59 P.M., CDT, on June 3, 2024.
If you properly cast your vote by either voting your proxy via Internet, telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we mailed these proxy materials, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.
If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.
A control number, located on your proxy card, voting instruction form, or Notice, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
Beneficial owner:   If you are the beneficial owner of shares held in “street name,” you may vote by following the instructions sent to you by your broker, bank or other nominee and the instructions on the Notice. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee.
What is a proxy holder?
We are designating Gavin O’Connor, our Chief Administrative Officer, and Stacie Shirley, our Chief Financial Officer, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, Mr. O’Connor and Ms. Shirley will vote accordingly. If you have left a vote blank, Mr. O’Connor and Ms. Shirley will vote as the Board of Directors recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.

How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote your shares:
•
“FOR” the election of the Board of Directors’ nominees; and

•
“FOR” the ratification of the appointment of Deloitte & Touche LLP.

May my broker vote for me?
If your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you.
What are abstentions and broker non-votes?
An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal.
A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote the shares on a proposal because the broker, bank or other nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers, banks or other nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the Securities and Exchange Commission (“SEC”), we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 2) will be a routine matter and that the election of each nominee for director (Proposal 1) will be a non-routine matter. Accordingly, if you hold your shares through a broker, bank or other nominee and you do not timely provide your broker, bank or other nominee with specific instructions on how to vote your shares, your broker, bank or other nominee would not be authorized to cast a vote on your behalf on Proposal 1 (election of each nominee for director) but would be authorized to cast a vote on your behalf, in its discretion, on Proposal 2 (ratification of the appointment of Deloitte & Touche LLP). In such cases, a “broker non-vote” may be entered with respect to your shares on Proposals 1 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares. Brokers, banks and other nominees generally have discretionary authority to vote on the ratification of the appointment of an independent registered public accounting firm (Proposal 2); thus, we do not expect any broker non-votes on this matter.
Can I change my vote or revoke my proxy?
Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:
•
Entering a new vote online;

•
Entering a new vote by telephone;

•
Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or

•
Attending the Annual Meeting and voting during the meeting.

What constitutes a quorum for the Annual Meeting?
The presence at the meeting, in person at the virtual meeting or by proxy, of the holders of common stock representing a majority of the voting power of all outstanding shares of stock of the Company entitled to vote on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 48,607,512 shares of Class A common stock outstanding and 12,219,589 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present for the purpose of determining the presence of a quorum.
What vote is required to approve the election of directors (Proposal 1)?
Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.
What vote is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended January 4, 2025 (Proposal 2)?
Proposal 2 will be approved if a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon vote “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions will have the same effect as votes “against” the proposal. We do not expect any broker non-votes on this proposal.
What does it mean if I receive more than one Notice?
You may receive more than one Notice if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.
How are votes counted?
Broadridge Financial Solutions has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results. We will publish final vote counts within four business days after the Annual Meeting on a Current Report on Form 8-K.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board of Directors.
Who pays for costs relating to the proxy materials and Annual Meeting?
The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.
Who can attend the Annual Meeting?
Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid control number in order to be admitted to the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.
How can I attend the virtual annual meeting?
Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on the record date, may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

No pre-meeting registration is required to attend the virtual Annual Meeting. In order to attend the Annual Meeting, you must enter the control number located on your proxy card, voting instruction form, or Notice. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. If you do not have a control number, you will be able to access the Annual Meeting as a guest. However, if you access the Annual Meeting as a guest, then you will attend the Annual Meeting in listen-only mode and will not be able to participate in the Annual Meeting.
On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 10:30 A.M., CDT.
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.
How can I submit questions before and during the virtual annual meeting?
Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.
We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the meeting, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

PROPOSAL 1:
ELECTION OF DIRECTORS
Our business operates under the direction of our Board of Directors, which currently consists of eight directors. In accordance with our Amended and Restated Certificate of Incorporation, our Board of Directors consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2025, 2026, and 2024, respectively. David P. Berg and Andrew Crawford are the Class III directors whose terms expire at the Annual Meeting. Our Board of Directors has nominated, and stockholders are being asked to reelect, David P. Berg and Andrew Crawford for three-year terms expiring at our 2027 annual meeting of stockholders. If elected, the nominees will each hold office until the conclusion of our 2027 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.
Each of the two nominees currently serves as a director of the Company. Mr. Berg and Mr. Crawford were elected by stockholders in 2021. The Board of Directors is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material, is shown later in this Proxy Statement.
The Board of Directors recommends a vote FOR the election of each of the nominees as director.

BOARD OF DIRECTORS
The following table sets forth the name, age, and position, as of April 8, 2024, of individuals who currently serve as directors on our Board.
Name	Age	Position
David L. Willis	52	Chief Executive Officer and Director
David P. Berg	62	Executive Chair
Alexa Bartlett	36	Director
Andrew Crawford	45	Director
Shaw Joseph	42	Director
Dorvin D. Lively	65	Director
Laurie Ann Goldman	61	Director
Nital Scott	45	Director
Class I Directors with Terms Expiring in 2025
David L. Willis has served as our Chief Executive Officer and a member of our board of directors since September 2023. Mr. Willis previously served as our President since March 2023 and Chief Operating Officer since September 2019. He served as our Chief Financial Officer from January 2022 to March 2023 and from July 2016 to December 2020. Mr. Willis joined the Company as our Chief Financial Officer in July 2016. Prior to joining the Company, Mr. Willis served as an Operating Partner for Riata Capital Group, LLC from October 2014 to July 2016, as Chief Financial Officer of Williams Industrial Services Group Inc. (f/k/a Global Power Equipment Group Inc.) from January 2008 to November 2013, and as a Senior Director at Alvarez & Marsal from September 2001 to January 2008. Mr. Willis received a B.B.A. in accounting from the University of Oklahoma and an M.B.A. from the University of Tulsa.
Alexa Bartlett has served as a member of our board of directors since April 2021 and a member of EWC Ventures, LLC’s (“EWC Ventures”) board of directors since August 2020. Ms. Bartlett is a Principal at General Atlantic, focusing on investments in the firm’s Consumer sector. Prior to joining General Atlantic in 2020, Ms. Bartlett served as a Vice President at Warburg Pincus from 2016 to 2020. Prior to that, she was at Bain Capital, where she focused primarily on consumer and healthcare investments. Ms. Bartlett started her career in the Private Equity Group at Goldman Sachs. She also serves as a member of the board of directors of VEGAMOUR, Restore Hyper Wellness and Buff City Soap. Ms. Bartlett earned a B.A. in Engineering from Dartmouth College and an M.B.A. from Stanford Graduate School of Business. We believe Ms. Bartlett is well-qualified to serve on our board of directors because of her extensive financial services and business experience.
Shaw Joseph has served as a member of our board of directors since April 2021 and a member of EWC Ventures’s board of directors since September 2018. Mr. Joseph is a Managing Director at General Atlantic, focusing on investments in the Consumer and Technology sectors since joining General Atlantic in 2012. Prior to General Atlantic, he was an Associate at Hellman & Friedman from July 2007 to July 2010. Mr. Joseph also serves as a member of the board of directors of Restore Hyper Wellness. Mr. Joseph earned a B.S. from the McIntire School of Commerce at the University of Virginia and an M.B.A. from Harvard Business School. We believe Mr. Joseph is well-qualified to serve on our board of directors because of his significant business and leadership experience in the consumer services industry.
Class II Directors with Terms Expiring in 2026
Dorvin D. Lively has served as a member of our board of directors since July 2021. Mr. Lively currently serves as the Chief Executive Officer of Buff City Soap. Previously, Mr. Lively served as President of Planet Fitness, Inc. from January 2019 to October 2022, as well as serving as President and Chief Financial Officer from May 2017 to January 2019. Mr. Lively served as Chief Financial Officer of Planet Fitness, Inc. from July 2013 to May 2017. Prior to Planet Fitness, he held several roles at RadioShack from August 2011 to July 2013, including as Executive Vice President, Chief Financial Officer, interim Chief Executive Officer and Chief Administrative Officer. Prior to RadioShack, Mr. Lively was Chief Financial Officer of Ace

Hardware Corp. His experience also includes previous positions as Maidenform Brands, Toys R Us, The Reader’s Digest Association and Pepsi-Cola International. Mr. Lively also serves as a member of the board of directors of Mister Car Wash, Inc. Mr. Lively earned a B.S. in accounting from the University of Arkansas. We believe Mr. Lively is well-qualified to serve on our board of directors because of his extensive leadership experience, knowledge of corporate finance matters and experience in the consumer services industry.
Laurie Ann Goldman has served as a member of our board of directors since July 2021. She currently serves as Chief Executive Officer and President of Tupperware, a position which she has held since October 2023. Before that, Ms. Goldman served as Chief Executive Officer of OVME from February 2023 to October 2023 and Avon North America from August 2018 to August 2019. Ms. Goldman has over 30 years of management and operating experience building consumer and retail businesses. She served as Chief Executive Officer of Spanx from 2002 to 2014. Prior to Spanx, she served in various marketing and operational leadership roles at The Coca-Cola Company for a decade. She also serves as a member of the board of directors of Invited, 101 Studio, Apollo Aligned Alternatives, and Cole Haan. Ms. Goldman earned a B.S. from the Moody School of Communication at the University of Texas at Austin. We believe Ms. Goldman is well-qualified to serve on our board of directors because of her significant leadership experience in the retail, consumer and business services industries and her experience serving on the boards of multiple companies.
Nital Scott has served as a member of our board of directors since November 2021. Ms. Scott serves as Chief Financial Officer of K18 Hair. Previously, Ms. Scott served as Chief Financial Officer of Beautycounter from October 2017 to March 2022. Prior to this she served as Senior Vice President, Finance, from September 2014 to October 2017. Prior to Beautycounter, her professional experience includes roles as a Vice President in the Investment Banking division of Goldman Sachs and as an Audit Manager at KPMG. She also currently serves on the board of directors of Welch Foods, Inc. Ms. Scott earned a B.A. in Economics from U.C.L.A. and an M.B.A. from the Anderson School of Management at U.C.L.A. We believe Ms. Scott is well-qualified to serve on our board of directors because of her experience in the consumer products industry and her knowledge of corporate finance, accounting and capital markets matters.
Class III Directors with Terms Expiring in 2024
David P. Berg has served as Executive Chair of our board of directors since September 2023 and a member of EWC Ventures’s board of directors since October 2018. Mr. Berg has served as a member of our board of directors since April 2021 and served as our Chief Executive Officer from October 2018 to September 2023. Prior to joining the Company, Mr. Berg served as Chief Executive Officer of Carlson Hospitality Group from May 2015 to March 2017, where he led the Carlson corporate center and managed the global hotel business. He also served as Chief Operating Officer of Carlson from January 2014 to April 2015. Previously, he served as Chief Executive Officer and Chief Customer Service Officer of Z Wireless from June 2013 to January 2014, as Executive Vice President and President of Outback Steakhouse from September 2011 to May 2013, as Chief Operating Officer of GNC Holdings Inc. from September 2009 to September 2011, and as Executive Vice President and Chief Operating Officer of Best Buy International from 2002 until 2009. He also served on the board of directors of Planet Fitness from September 2015 to May 2020. Mr. Berg received a B.A. in Economics from Emory University, and a J.D. with honors from the University of Florida College of Law. We believe Mr. Berg is qualified to serve as a member of our board of directors because of his experience building and leading our business, his insight into corporate matters as our Chief Executive Officer and his extensive leadership experience in the consumer industry.
Andrew Crawford has served as a member of our board of directors since April 2021 and a member of EWC Ventures’s board of directors since September 2018. Mr. Crawford is a Managing Director and Global Head of General Atlantic’s Consumer sector. He also serves on General Atlantic’s Management Committee and is Chairman of the Portfolio Committee. Prior to joining General Atlantic in 2014, Mr. Crawford was at Advent International from 2003 to 2014, where he served as a senior member of the investment team focusing on the Retail & Consumer sector. He also serves as a member of the board of directors of Authentic Brands Group, Joe & the Juice, Torchy’s Tacos and Buff City Soap. Mr. Crawford earned a B.S. in Business Administration & Accounting from Washington and Lee University and an M.B.A. from Harvard Business School. We believe Mr. Crawford is well-qualified to serve on our board of directors because of his extensive consumer sector experience and because of his experience serving on the boards of multiple companies.

CORPORATE GOVERNANCE
Board Composition
Our business and affairs are managed under the direction of the Board of Directors. Our Board of Directors consists of eight directors. Our Amended and Restated Certificate of Incorporation provides that our Board shall consist of at least three directors but not more than twenty (20) directors and that the number of directors may be fixed from time to time by resolution of our Board of Directors. Our Board is divided into three classes, as follows:
•
Class I, which consists of David L. Willis, Alexa Bartlett and Shaw Joseph. The terms of Mr. Willis, Ms. Bartlett and Mr. Joseph will continue until our 2025 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal;

•
Class II, which consists of Laurie Ann Goldman, Dorvin D. Lively and Nital Scott. The terms of Ms. Goldman, Mr. Lively and Ms. Scott will continue until our 2026 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal; and

•
Class III, which consists of David P. Berg and Andrew Crawford. The terms of Mr. Berg and Mr. Crawford will continue until the Annual Meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal.

At this time, the Board of Directors believes that the classified board structure is in the best interest of the Company. The three-year term will ensure that at any given time the majority of the directors will have deep knowledge of the Company and a firm understanding of its goals, and it allows for continuity and stability of our Board, promoting the balance of long-term and short-term interests of the Company and its stockholders. The structure also safeguards the Company from third-party takeover attempts, as it will require a longer period to change majority control of the board. A classified board remains accountable to the Company’s stockholders. The directors continue to have a fiduciary responsibility to the stockholders, and the stockholders have the ability to elect one third of the Board of Directors annually to ensure their interests are represented.
We entered into a Stockholders’ Agreement prior to consummation of our initial public offering that provided the General Atlantic Equityholders (as defined below) with the right to nominate a specified number of our directors, determined based on the percentage of our common stock beneficially owned by the General Atlantic Equityholders immediately prior to the initial public offering. So long as the General Atlantic Equityholders beneficially own at least 30% of our outstanding common stock, the General Atlantic Equityholders are entitled to nominate three directors. When the General Atlantic Equityholders beneficially own less than 30% but at least 15% of our outstanding common stock, the General Atlantic Equityholders would be entitled to nominate two directors. Thereafter, the General Atlantic Equityholders would be entitled to nominate one director so long as they beneficially own at least 10% of the Company’s outstanding common stock. To the extent permitted under applicable regulations of the Nasdaq Global Select Market (the “Exchange”), for so long as the General Atlantic Equityholders have the right to nominate one director, the General Atlantic Equityholders shall be entitled to have one of their nominees serve on each committee of our Board of Directors. The General Atlantic Equityholders’ initial nominees for our board of directors were Alexa Bartlett, Andrew Crawford and Shaw Joseph. In addition, the Stockholders’ Agreement (as defined below) prohibits us from increasing or decreasing the size of our Board of Directors without the prior written consent of the General Atlantic Equityholders so long as they or any of their affiliates or permitted transferees beneficially own shares representing 25% of our issued and outstanding common stock.
Our amended and restated certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of at least 66 2∕3% of our outstanding shares of common stock. At any meeting of the Board of Directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.
Director Independence
The Board of Directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. The Board of Directors has determined that Alexa Bartlett, Andrew Crawford, Shaw Joseph, Dorvin D. Lively, Laurie Ann Goldman and Nital Scott are each “independent directors” as such term is defined by the applicable rules and regulations of the Exchange. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”
Annual Board and Committee Performance Review
Pursuant to our corporate governance guidelines, our Nominating and Governance Committee is responsible for reporting annually to the Board of Directors an evaluation of the overall performance of the Board of Directors. Additionally, the charters of our Audit Committee, Compensation Committee and Nominating and Governance Committees each provide that the respective committee is responsible for performing or participating in an annual evaluation of its performance, the results of which are presented to the Board of Directors.
Board of Directors Leadership Structure
Our corporate governance guidelines provide maximum flexibility to the Board of Directors in choosing a Chair of the Board of Directors. The corporate governance guidelines provide that such offices may be held by different people or the same person, as determined by the Board of Directors. The Board of Directors believes that it is in the best interests of the Company for the Board of Directors to make a determination regarding whether or not to separate the roles of the Chair and the Chief Executive Officer based on the then- current circumstances. The role of Chief Executive Officer is held by David L. Willis and the role of Executive Chair of the Board of Directors is held by David P. Berg. At this time, given the effective interaction between Mr. Berg, as Executive Chair, and Mr. Willis, as Chief Executive Officer, the Board of Directors believes that separating the chief executive officer and board chair positions provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective independent oversight and objective evaluation of the performance of the Company.
Board Meetings, Attendance and Committees
Our Board of Directors met four times during 2023. Each director attended at least 75% of the aggregate meetings of the Board and meetings of the board committees on which such director served in 2023. The Board also approved certain actions by unanimous written consent in lieu of a meeting.
It is our policy that our directors attend annual meetings of stockholders.
As of the date of this Proxy Statement, our Board has three standing committees: the Audit Committee; the Compensation Committee and the Nominating and Governance Committee. Each committee operates under its own written charter adopted by the Board, each of which is available on our website at https://investors.waxcenter.com/corporate-governance/governance-overview. Information appearing on https://investors.waxcenter.com is not a part of and is not incorporated by reference in this proxy statement.
Audit Committee
Our Audit Committee is composed of Dorvin D. Lively, Laurie Ann Goldman and Nital Scott, with Dorvin D. Lively serving as chair of the committee. Our Board of Directors has determined each member of our Audit Committee meets the definition of “independent director” under the rules of the Exchange and each member of our Audit Committee meets the definition of “independent director” under Rule 10A-3 under the Exchange Act. None of our Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. Our Board of Directors has determined that Dorvin D. Lively is an “audit committee financial expert” within the meaning of the SEC’s regulations and applicable listing standards of the Exchange. The Audit Committee’s responsibilities include:
•
preparing the annual Audit Committee report to be included in our annual proxy statement;

•
overseeing and monitoring our accounting and financial reporting processes;

•
overseeing and monitoring the integrity of our financial statements and internal control system;

•
overseeing and monitoring the independence, retention, performance and compensation of our independent registered public accounting firm;

•
overseeing and monitoring the performance, appointment and retention of our internal audit department;

•
reviewing and discussing, with management and the internal audit group risk assessment and risk management policies;

•
overseeing and monitoring our compliance with legal and regulatory matters; and

•
providing regular reports to the Board of Directors.

During the year ended January 6, 2024, the Audit Committee met eight times.
Compensation Committee
Our Compensation Committee is composed of Andrew Crawford, Laurie Ann Goldman, Shaw Joseph and Alexa Bartlett, with Andrew Crawford serving as chair of the committee. The Compensation Committee has the authority to delegate to subcommittees of the Compensation Committee any of the responsibilities of the full committee as may be permitted by applicable laws and in accordance with applicable rules of the Exchange. The Compensation Committee’s responsibilities include:
•
reviewing, evaluating and making recommendations to the full Board of Directors regarding our compensation policies and programs;

•
reviewing and approving the compensation of our chief executive officer, and recommend to the Board of Directors for approval, the compensation of other executive officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements;

•
reviewing and making recommendations to the Board of Directors with respect to our incentive compensation plans, equity-based compensation plans and retirement plans;

•
administering incentive compensation and equity-related plans and retirement plans;

•
reviewing and making recommendations to the Board of Directors with respect to the financial and other performance targets that must be met; and

•
preparing an annual Compensation Committee report and taking such other actions as are necessary and consistent with the governing law and our organizational documents.

During the year ended January 6, 2024, the Compensation Committee met four times.
Nominating and Governance Committee
Our Nominating and Governance Committee is composed of Andrew Crawford, Dorvin D. Lively, Shaw Joseph and Alexa Bartlett, with Andrew Crawford serving as chair of the committee. The Nominating and Governance Committee’s responsibilities include:
•
identifying candidates qualified to become directors of the Company, consistent with criteria approved by our Board of Directors;

•
recommending to our Board of Directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the Board of Directors;

•
recommending to our Board of Directors candidates to fill vacancies and newly created directorships on the board of directors;

•
setting and reviewing the compensation of non-executive members of the Board of Directors;

•
developing and recommending to our Board of Directors guidelines setting forth corporate governance principles applicable to the Company;

•
oversee the Company’s Social Responsibility program, encompassing the Company’s efforts with respect to environmental, social and governance (“ESG”) matters of significance; and

•
overseeing the evaluation of our Board of Directors.

During the year ended January 6, 2024, the Nominating and Governance Committee met four times.
Board Oversight of Risk Management
Management is responsible for the day-to-day management of risks the Company faces. The full Board of Directors has the ultimate oversight responsibility for the risk management process, and, through its committees, oversees risk in certain specified areas. In particular, our Audit Committee oversees management of enterprise risks as well as financial risks and is responsible for overseeing the review and approval of related party transactions. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Nominating and Governance Committee oversees risks associated with business conduct and ethics. Our Nominating and Governance Committee also periodically reviews the Company’s policies and practices regarding the Company’s ESG and sustainability strategies, including a review of the Company’s reporting on ESG and sustainability and risks related to ESG. Pursuant to the Board of Directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full Board of Directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board of Directors and its committees. We have instituted an annual process that determines the most important enterprise risks based on severity, likelihood and ability to mitigate, and in turn develops action plans to address the risks. Enterprise risks include any significant event or circumstance that could impact the achievement of our business objectives. These risks include, among other things, strategic, operational, human capital, compliance, reputational, and ESG risks. These findings are presented to the Audit Committee and the full Board of Directors annually. The Audit Committee and the Board of Directors may consult with outside advisors to anticipate future threats and trends and will retain such outside advisors as they deem necessary.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions.”
Code of Conduct
We have adopted a code of conduct that applies to all of our employees, officers and directors (the “Code of Conduct”). The Code of Conduct is available on our website at https://investors.waxcenter.com/corporate-governance/governance-overview. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Conduct affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.
Corporate Governance Guidelines
We believe that good corporate governance is important to ensure that we are managed for the long- term benefit of our stockholders. The Board of Directors has adopted corporate governance guidelines to set clear parameters for the operation of our Board of Directors. Our corporate governance guidelines are available on our website at https://investors.waxcenter.com/corporate-governance/governance-overview.

Director Nomination Process
The Nominating and Governance Committee recommends, and the Board of Directors nominates, candidates to stand for election as directors. The Nominating and Governance Committee has the authority to engage search firms for the purpose of identifying highly qualified director candidates, for which such firms are paid a fee. Stockholders may also directly nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information-Requirements for Stockholder Proposals.”
Board Membership Criteria
We seek directors from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. This assessment will include an individual’s independence, as well as consideration of age, skills and experience, and a policy of promoting diversity, in the context of the needs of the Company.
Our Nominating and Governance Committee does not have a policy with respect to diversity, but takes into consideration each candidate’s ability, judgment and experience and the overall diversity and composition of our Board of Directors when recommending director nominees. The Nominating and Governance Committee periodically assesses the Company’s policies and procedures with respect to consideration of director nominees submitted by stockholders and reviews the qualifications of such candidates pursuant to these policies and procedures.
We look for a Board that represents diversity as to experience, gender, and ethnicity/race, and that reflects a range of talents, ages, skills, viewpoints, professional experiences, geographies, and educational backgrounds.
Board Diversity Matrix (as of April 8, 2024)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Demographic Background Undisclosed	—	—	—	—
Stockholder Engagement
We value stockholder engagement and strive for regular communication with our stockholders throughout the year. In addition to engaging with stockholders through our quarterly earnings calls, we routinely participate in direct investor meetings and investment community conferences.
Communications with Directors
Stockholders and other interested parties wishing to communicate directly with our Board of Directors or individual directors may do so by writing to the Board of Directors or such individual c/o the Corporate

Secretary, European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024. The Corporate Secretary will forward such communications to the Board of Directors or individual at or prior to the next meeting of the Board of Directors. The Corporate Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.
Prohibition on Hedging and/or Pledging our Common Stock
We prohibit our directors, officers and other employees from engaging in short-term trading, short sales of our securities; purchasing or selling puts, calls or other derivative securities based on our securities; and entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. We also prohibit our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ended January 4, 2025. We are asking our stockholders to ratify this appointment.
SEC and Exchange regulations require our Audit Committee to engage, retain, and supervise our independent registered public accounting firm. Our Audit Committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by applicable law nor by our bylaws, we are submitting our selection of Deloitte as our independent registered public accounting firm as a matter of good corporate governance.
We expect that representatives of Deloitte will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.
Deloitte has served as our independent registered public accounting firm since 2019.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to the Audit Committee charter, the Audit Committee is responsible for the oversight of our accounting, reporting and financial practices. The Audit Committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. The Audit Committee has pre-approved all audit and permitted non-audit services provided by Deloitte.
Principal Accountant Fees and Services
The following sets forth fees billed by Deloitte, for the audit of our annual financial statements and other services rendered for the fiscal years ended January 6, 2024 and December 31, 2022:
	Year ended
	January 6, 2024	December 31, 2022
Audit Fees(1)	1,309,122	1,588,008
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	6,154	6,154
Total	1,315,276	1,594,162

(1)
Audit fees consist of fees billed for professional services performed by Deloitte for the audit of our annual financial statements, the review of interim financial statements and related services that are normally provided in connection with registration statements. Audit fees also include fees for professional services rendered in connection with our registration statement on Form S-1 and professional fees in connection with an audit of our financial statements.

(2)
Audit-related fees may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2023 or 2022.

(3)
Tax fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm.

(4)
All other fees consist of fees related to a subscription to online research and disclosure software.

There were no other fees billed by Deloitte & Touche LLP for services rendered to us, other than the services described above, for fiscal years ended January 6, 2024 and December 31, 2022.
The Board recommends a vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ended January 4, 2025.

EXECUTIVE COMPENSATION
This section provides an overview of the compensation awarded to, earned by, or paid to our principal executive officer, our former principal executive officer, and our next two most highly compensated executive officers in respect of their service to us for the fiscal year ended January 6, 2024, whom we refer to collectively as our “named executive officers.” Our named executive officers are:
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David Willis, our Chief Executive Officer;

•
Andrea Wasserman, our Chief Commercial Officer;

•
Gavin O’Connor, our Chief Administrative Officer, General Counsel and Corporate Secretary; and

•
David Berg, our Executive Chairman and former Chief Executive Officer.

Summary Compensation Table
The following table shows the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us for the fiscal years ended January 6, 2024 and December 31, 2022:
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards $(2)	Option Awards ($)(3)	Nonequity Incentive Plan Compensation $(4)	All Other Compensation $(5)	Total ($)
David Willis Chief Executive Officer(6)	2023	509,554	—	406,241	406,240	288,365	14,687	1,625,087
	2022	465,453	—	262,300	—	253,909	13,715	995,377
Andrea Wasserman Chief Commercial Officer(7)	2023	306,490	100,000	499,994	499,990	158,246	360	1,565,080
Gavin O’Connor Chief (8) Administrative Officer, General Counsel and Corporate Secretary	2023	389,904	—	299,985	299,998	179,756	14,261	1,183,904
	2022	382,212	—	196,725	—	208,500	13,281	800,718
David Berg Executive Chairman (Former Chief Executive Officer)(9)	2023	511,058	—	1,099,997	1,099,995	474,676	30,882	3,216,608
	2022	687,981	—	—	—	750,600	17,011	1,455,592

(1)
The amount reported in this column for 2023 for Ms. Wasserman represents a sign-on bonus received in connection with her commencement of employment pursuant to the terms of Ms. Wasserman’s offer letter, described below.

(2)
The values set forth in this column for 2023 and 2022 represent the grant date fair value of restricted stock unit (“RSU”) awards granted to each of our named executive officers during 2023 and Messrs. Willis and O’Connor during 2022, in each case, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The assumptions used to value the RSUs for this purpose are set forth in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2023 and Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2022. For RSU awards granted in 2023 and 2022, the grant date fair value was calculated by multiplying the closing price of the underlying shares of Class A common stock on the date of grant by the number of RSUs granted.

(3)
The amounts reported in this column represent the aggregate grant date fair value of options to purchase our Class A common stock granted to each of our named executive officers in 2023, computed in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. The assumptions used in the valuation of these awards are set forth in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2023.

(4)
The amounts reported in this column represent each named executive officer’s annual bonus earned with respect to fiscal years 2023 and 2022 based on the attainment of corporate performance goals as described below, in the case of bonuses earned with respect to fiscal year 2023, under “2023 Base Salary and Annual Bonus.”

(5)
The amounts reported in this column for 2023 include life insurance premium payments for Mr. Berg ($4,722), Mr. Willis ($1,487), Mr. O’Connor ($1,061), and Ms. Wasserman ($360), employer matching contributions to our 401(k) plan of $13,200 for each of Messrs. Berg, Willis, and O’Connor, and a retirement gift (a watch) given to Mr. Berg in connection with his departure from his position as Chief Executive Officer of the Company ($12,960). Due to an administrative error, the life insurance premium payment for Ms. Wasserman with respect to 2023 was not paid in 2023, and the amount included for 2023 is the catch-up amount that was paid in 2024 equal to the amount that should have been paid in 2023. The amounts reported in this column for 2022 include life insurance premium payments for Mr. Berg ($4,811), Mr. Willis ($1,515), and Mr. O’Connor ($1,081) and employer matching contributions to our 401(k) plan of $12,200 for each of Messrs. Berg, Willis, and O’Connor. Other than in the case of Mr. Berg for 2023, each named executive officer also received certain personal benefits, the aggregate value of which did not exceed $10,000 for each individual in either year.

(6)
Mr. Willis was Chief Financial Officer of the Company from January 12, 2022 to March 27, 2023. On March 27, 2023, Mr. Willis was promoted to President of the Company and continued to serve as Chief Operating Officer of the Company. On September 30, 2023, Mr. Willis was appointed Chief Executive Officer of the Company.

(7)
Ms. Wasserman commenced employment on May 30, 2023.

(8)
Mr. O’Connor served as Chief Legal Officer and Chief Human Resources Officer of the Company through September 30, 2023. On September 30, 2023, Mr. O’Connor was promoted to Chief Administrative Officer and General Counsel of the Company and continued to serve as Corporate Secretary of the Company.

(9)
Mr. Berg departed from his position as Chief Executive Officer of the Company, effective September 30, 2023, and assumed the position of Executive Chairman of the Board of Directors. As of this date, Mr. Berg ceased to be an executive officer of the Company, but remains employed by the Company.

Overview
Our executive compensation program is designed to attract, retain and reward key employees, to incentivize them to achieve key performance goals, and to align their interests with the interests of our stockholders. Our Compensation Committee is generally responsible for determining the compensation of our executive officers. Our Chief Executive Officer made recommendations to our Compensation Committee about the compensation of his direct reports in respect of fiscal year 2023.
In 2023, our Compensation Committee continued to engage Meridian Compensation Partners, LLC, an independent compensation consulting firm, to assist it in evaluating the Company’s executive and director compensation practices, including program design, identification of an appropriate peer group for compensation comparison purposes and providing pay benchmarking data. Prior to engaging Meridian Compensation Partners, LLC, our Compensation Committee assessed the independence of Meridian Compensation Partners, LLC from management and, on the basis of that assessment and taking into consideration the independence factors that are required to be considered under applicable Nasdaq rules, determined that no relationships exist that would create a conflict of interest or that would compromise Meridian Compensation Partners, LLC’s independence.
2023 Base Salary and Annual Bonus
The employment agreement or offer letter with each named executive officer, described below, establishes a base salary for such officer, which was determined at the time that the named executive officer commenced employment with us. For 2023, the base salary for Ms. Wasserman was $500,000. In connection with his appointment as Chief Executive Officer of the Company, effective September 30, 2023, Mr. Willis’ base salary increased from $456,671 to $600,000. In connection with his appointment as Chief Administrative Officer of the Company, effective September 30, 2023, Mr. O’Connor’s base salary increased from $375,000 to

$400,000. In connection with his departure as Chief Executive Officer of the Company and his appointment as Executive Chairman of the Board of Directors, effective September 30, 2023, Mr. Berg’s base salary decreased from $675,000 to $100,000.
With respect to fiscal year 2023, each of our named executive officers was eligible to receive an annual bonus, with the target amount of such bonus for each named executive officer initially set forth in his or her employment agreement or offer letter, described below. For fiscal year 2023, the target bonus amounts, expressed as a percentage of base salary, for each of Ms. Wasserman and Mr. Berg were as follows: 60% and 100%, respectively. In connection with his appointment as Chief Executive Officer of the Company, effective September 30, 2023, Mr. Willis’ target bonus amount, expressed as a percentage of base salary, increased from 50% to 100%. In connection with his appointment as Chief Administrative Officer of the Company, effective September 30, 2023, Mr. O’Connor’s target bonus amount, expressed as a percentage of base salary, increased from 50% to 60%. Annual bonuses for fiscal year 2023 for our named executive officers were based on the attainment of key financial, operational and other Company performance goals, as determined by our Compensation Committee. The corporate performance goals for 2023 related to achieving certain levels of adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) (40%), new center openings (30%), same store sales (15%), and system wide sales (15%). For 2023, each of the performance goals was met at between 67.88% and 105.26% of target. Based on such level of achievement, each named executive officer received a 2023 annual bonus as follows: Mr. Willis, $288,365; Ms. Wasserman, $158,246, Mr. O’Connor, $179,756, and Mr. Berg, $474,676. Ms. Wasserman’s 2023 bonus was prorated for the time she was employed by us during 2023, and Messrs. Willis, O’Connor and Berg’s 2023 bonuses were based on their prior salary and target bonus percentage (in the case of Messrs. Willis and O’Connor) for the portion of 2023 prior to September 30, 2023 and their updated salary and target bonus percentage (in the case of Messrs. Willis and O’Connor) for the portion of 2023 following September 30, 2023.
Agreements with our Named Executive Officers
Each of Messrs. Willis, O’Connor and Berg is party to an employment agreement, as amended, with EWC Ventures, one of our subsidiaries, that sets forth the terms and conditions of his employment with us. Ms. Wasserman is party to an offer letter with EWC Corporate, LLC, one of our subsidiaries, that sets forth the terms and conditions of her employment with us. The material terms of the agreements are described below. The terms “cause,” “good reason,” and “change in control” referred to below are defined in the respective named executive officer’s employment agreement or offer letter or the Severance Plan (as defined below), as applicable.
Mr. Willis.   Mr. Willis’ employment agreement, as amended, provides for an initial base salary of $400,000 per year, which has subsequently been increased, subject to periodic review and adjustment, and a target annual bonus equal to 50% of his annual base salary (which has subsequently been increased to 100%), with the actual amount of the bonus earned based on the achievement of performance criteria and subject to Mr. Willis’ continued employment through the payment date.
Ms. Wasserman.   Ms. Wasserman’s offer letter provides for an initial base salary of $500,000 per year, subject to review from time to time, and a target annual bonus equal to 60% of her annual base salary, with the actual amount of the bonus earned based upon criteria established by our Compensation Committee and the Board of Directors and subject to Ms. Wasserman’s continued employment through the payment date. Ms. Wasserman’s offer letter also provides for a sign-on bonus equal to $100,000, which amount she is required to repay if she terminates her employment without “good reason” or if we terminate her employment for “cause” within 12 months of her start date. In addition, pursuant to Ms. Wasserman’s offer letter, she was granted RSUs and an option to purchase shares of our Class A common stock on her start date with an aggregate grant date value of approximately $1,000,000, based on the closing price of our Class A common stock on her start date, which amount was divided equally between the RSUs and the option, and which grants are further described under “Equity Compensation” below.
Mr. O’Connor.   Mr. O’Connor’s employment agreement, as amended, provides for an initial base salary of $340,000 per year, which has subsequently been increased, subject to annual review, and a target annual bonus equal to 40% (which has subsequently been increased to 60%) of his annual base salary up to a maximum of 60% (which has subsequently been increased to 120%) of his base salary, with the actual amount of the bonus earned based on the achievement of performance criteria and subject to Mr. O’Connor’s continued employment through the payment date.
Mr. Berg.   Mr. Berg’s employment agreement, as amended, provides for an initial base salary of $675,000 per year, which has subsequently been decreased, subject to annual review, and a target annual bonus equal to 100% of his annual base salary up to a maximum of 150% (which had subsequently been increased to 200%) of his base salary, with the actual amount of the bonus earned based on the achievement of performance criteria and subject to Mr. Berg’s continued employment through the payment date. In connection with his appointment as Executive Chairman of the Board of Directors, effective September 30, 2023, Mr. Berg’s base salary decreased from $675,000 to $100,000.
Restrictive Covenants
Pursuant to his respective employment agreement, each of Mr. Berg and Mr. O’Connor has agreed that he will not compete with us or solicit or hire our employees, consultants or vendors during employment and for two years after his termination of employment and has agreed to perpetual confidentiality and non-disparagement covenants and an assignment of intellectual property covenant. Pursuant to his employment agreement, Mr. Willis has agreed that he will not compete with us or solicit or hire our employees, customers, franchisees, area representatives, vendors, suppliers, distributors, investors, licensees, regional developers, financial resources, agents, contractors, or any other associated third party with whom Mr. Willis may have had contact during his employment and for one year after his termination of employment and has agreed to perpetual confidentiality and non-disparagement covenants and an assignment of intellectual property covenant. Pursuant to a Confidentiality; Non-Interference and Proprietary Rights Agreement, Ms. Wasserman has agreed that she will not solicit or hire our employees, guests, customers, franchisees, area representatives, vendors, suppliers, distributors, investors, licensees, regional developers, financial resources, agents, contractors, or any other associated third party with whom Ms. Wasserman may have had contact during her employment and for one year after her termination of employment and has agreed to perpetual confidentiality and non-disparagement covenants and an assignment of intellectual property covenant. In addition, pursuant to his or her respective option award agreements and RSU award agreements, each of our named executive officers has agreed that he or she will not compete with us or solicit or hire our employees, consultants or vendors during employment and for two years after his or her termination of employment and has agreed to perpetual confidentiality and non-disparagement covenants.
Severance upon Termination of Employment; Change in Control
The employment agreement with each of our named executive officers, other than Ms. Wasserman, provides for severance payments and benefits in connection with specified termination events. On February 22, 2023, our Board of Directors approved a Change in Control and Severance Plan (the “Severance Plan”), pursuant to which certain of our employees, including our named executive officers, are eligible to participate. Each of our named executive officers, other than Ms. Wasserman for whom the waiver described below was not applicable, agreed to waive his right to severance benefits on a termination of employment by the Company without “cause” or for “good reason” under his respective employment agreement pursuant to a severance waiver and employment agreement amendment and instead be subject to, and eligible to receive benefits under, the Severance Plan.
Mr. Willis’ Employment Agreement.   Under his employment agreement, if Mr. Willis’ employment is terminated by reason of death or disability, he will receive three months salary continuation paid no less frequently than in monthly installments, subject to his execution and non-revocation of a release of claims and continued compliance with the restrictive covenants described above, and if Mr. Willis’ employment is terminated for any reason he will receive (i) any earned, but unpaid base salary, (ii) any expenses due from the Company not previously reimbursed, and (iii) the amount of any earned, but unpaid annual bonus in respect of the year prior to the year of termination.
Mr. Berg’s Employment Agreement.   Under his employment agreement, if Mr. Berg’s employment is terminated by reason of death or disability, he will receive his accrued amounts, which include (i) any earned, but unpaid base salary, (ii) any accrued, but unused paid vacation, and (iii) the amount of any earned, but unpaid annual bonus in respect of the year prior to the year of termination.

Severance Plan.   The Severance Plan provides that, in connection with a termination of the named executive officer’s employment by the Company without “cause” (other than due to death or disability) or resignation for “good reason,” in either case, other than within three months prior to, or on or within 24 months following, the consummation of a “change in control”, each named executive officer will be entitled to receive (i) payment of his or her base salary for a specified period (18 months for Mr. Willis and 12 months for Ms. Wasserman and Mr. O’Connor), (ii) payment of an amount equal to a pro-rated portion of his or her annual bonus for the fiscal year in which termination occurs (if any), based on actual performance for the year as determined by the Board of Directors (or a committee thereof) and pro-rated based on the number of days the executive was employed during such fiscal year, and (iii) subject to the named executive officer’s election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of the named executive officer and any eligible dependents immediately prior to the date of termination until the earlier of the end of a specified period (18 months for Mr. Willis and 12 months for Ms. Wasserman and Mr. O’Connor), the date that the named executive officer and his or her eligible dependents cease to be eligible for COBRA coverage, and the date on which the named executive officer obtains health coverage from another employer.
In connection with a termination of the named executive officer’s employment by the Company without “cause” (other than due to death or disability) or resignation for “good reason”, in either case, within three months prior to, or on or within 24 months following, the consummation of a “change in control”, under the Severance Plan, each named executive officer will be entitled to receive (i) payment of an amount equal to a multiple (2.5 for Mr. Willis and two for Ms. Wasserman and Mr. O’Connor) of the sum of (x) the named executive officer’s base salary and (y) his or her target annual bonus for the fiscal year in which termination occurs, payable over a specified period (30 months for Mr. Willis and 24 months for Ms. Wasserman and Mr. O’Connor), (ii) payment of an amount equal to the named executive officer’s target annual bonus for the fiscal year in which termination occurs, pro-rated based on the number of days the executive was employed during such fiscal year, (iii) subject to the named executive officer’s election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of the named executive officer and any eligible dependents immediately prior to the date of termination until the earlier of the end of a specified period (30 months for Mr. Willis and 24 months for Ms. Wasserman and Mr. O’Connor), the date that the named executive officer and his or her eligible dependents cease to be eligible for COBRA coverage, and the date on which the named executive officer obtains health coverage from another employer, and (iv) full vesting of all unvested equity or equity-based awards held by the named executive officer as of the separation date, with any equity or equity-based awards that are subject to performance-based vesting conditions vesting based on the achievement of the applicable performance goals at target, determined as if any applicable service-based vesting requirement had been met.
Severance under the Severance Plan is subject to the named executive officer’s execution and non-revocation of a release of claims and continued compliance with the restrictive covenants in favor of the Company and its affiliates to which the named executive officer is bound.
The Severance Plan provides for a Section 280G “better-of provision” such that payments or benefits that each of our named executive officers receives in connection with a “change in control” will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Internal Revenue Code if such reduction would result in a greater after-tax payment amount for the named executive officer.
Equity Compensation
On March 14, 2023, Messrs. Willis, O’Connor, and Berg were each granted an option to purchase shares of our Class A common stock and RSUs under the 2021 Omnibus Incentive Plan (the “2021 Plan”), in the following amounts: Mr. Willis, an option to purchase 33,333 shares of our Class A common stock and 20,074 RSUs; Mr. O’Connor, an option to purchase 30,769 shares of our Class A common stock and 18,529 RSUs, and Mr. Berg, an option to purchase 112,820 shares of our Class A common stock and 67,943 RSUs. In addition, in connection with the commencement of her employment, on May 30, 2023, Ms. Wasserman was granted an option to purchase 49,455 shares of our Class A common stock and 29,002

RSUs under the 2021 Plan. On September 30, 2023, in connection with his appointment as Chief Executive Officer, Mr. Willis was granted an option to purchase 8,783 shares of our Class A common stock and 5,015 RSUs under the 2021 Plan.
The RSUs vest in three equal installments on each of the first three anniversaries of the date of grant, and the options to purchase shares of our Class A common stock cliff vest as to 100% of the shares underlying the options on the third anniversary of the date of grant, in all cases, generally subject to the named executive officer’s continued employment with us through the applicable vesting date. The options to purchase shares of our Class A common stock were granted with an exercise price equal to 120% of the closing price of a share of our Class A common stock on the date the stock option was granted.
Prior to fiscal year 2021, each of our named executive officers (other than Ms. Wasserman) was granted units of EWC Management Holdco (“Incentive Units”) in connection with his commencement of employment pursuant to the Amended and Restated EWC Management Holdco, LLC Equity Incentive Plan (the “LLC Incentive Plan”). Each Incentive Unit represented a back-to-back interest that mirrored the economic equivalent of a Class B Unit in EWC Ventures. In connection with the Reorganization Transactions, all of the vested and unvested Incentive Units were reclassified into vested and unvested common units of EWC Management Holdco. Each common unit of EWC Management Holdco represents a back-to-back interest that mirrors the economic equivalent of an EWC Ventures Unit (each, a “Mirror EWC Ventures Unit”). For purposes of the discussion of these Mirror EWC Ventures Units held by our named executive officers, references in this section entitled “Executive Compensation” to “EWC Ventures Units” represent the corresponding Mirror EWC Ventures Units in EWC Management Holdco. Vested EWC Ventures Units may be exchanged for shares of our Class A common stock on a one-for-one basis.
The vesting conditions associated with the EWC Ventures Units that were outstanding as of January 6, 2024 are described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table below. Certain of the EWC Ventures Units vest solely based on continued employment and certain units vest based on continued employment with acceleration if certain performance vesting conditions are met.
Employee and Retirement Benefits
We provide broad-based health and welfare benefits that are available to our corporate employees, including our named executive officers, including health, vision, dental, short-term and long-term disability, and life insurance. We provide employer-paid premiums for basic life insurance for our employees at the level of vice president and above, including for each of our named executive officers, as reflected in the Summary Compensation Table above, up to $500,000 in a life insurance benefit. In addition, we maintain a 401(k) retirement plan for our employees that provides employer safe-harbor matching contributions. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.
Clawback
In accordance with the requirements of the Dodd-Frank Act, SEC rules and Nasdaq listing standards, we maintain a clawback policy that requires recoupment of certain erroneously-awarded incentive compensation received by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of January 6, 2024:
	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
David Willis	—	30,146	17.00	8/5/2031(2)	—	—
	—	33,333	19.43	3/14/2033(3)	—	—
	—	8,783	19.44	9/30/2033(4)	—	—
	—	—	—	—	9,001(5)	117,013
	—	—	—	—	6,700(6)	87,100
	—	—	—	—	20,074(7)	260,962
	—	—	—	—	5,015(8)	65,195
Andrea Wasserman	—	49,455	20.69	5/30/2033(9)	—	—
	—	—	—	—	29,002(10)	377,026
Gavin O’Connor	—	21,533	17.00	8/5/2031(2)	—	—
	—	30,769	19.43	3/14/2033(3)	—	—
	—	—	—	—	12,240(11)	159,120
	—	—	—	—	7,000(5)	91,000
	—	—	—	—	5,025(6)	65,325
	—	—	—	—	18,529(7)	240,877
David Berg	—	75,366	17.00	8/5/2031(2)	—	—
	—	112,820	19.43	3/14/2033(3)	—	—
	—	—	—	—	17,501(5)	227,513
	—	—	—	—	67,943(7)	883,259

(1)
Based on the closing price of a share of our Class A common stock ($13.00) on January 5, 2024, the last trading day of fiscal year 2023.

(2)
Represents an option to purchase shares of our Class A common stock granted on August 5, 2021 that vests as to 100% of the underlying shares on the third anniversary of the date of grant, generally subject to the named executive officer’s continued employment through the vesting date.

(3)
Represents an option to purchase shares of our Class A common stock granted on March 14, 2023 that vests as to 100% of the underlying shares on the third anniversary of the date of grant, generally subject to the named executive officer’s continued employment through the vesting date.

(4)
Represents an option to purchase shares of our Class A common stock granted on September 30, 2023 that vests as to 100% of the underlying shares on the third anniversary of the date of grant, generally subject to the named executive officer’s continued employment through the vesting date.

(5)
Represents RSUs granted on August 5, 2021 that vest over three years, with 33% of the RSUs vesting on the first anniversary of the date of grant, 33% vesting on the second anniversary of the date of grant, and 34% vesting on the third anniversary of the date of grant, generally subject to the named executive officer’s continued employment through the applicable vesting date.

(6)
Represents RSUs granted on February 16, 2022 that vest over three years, with 33% of the RSUs vesting on the first anniversary of the date of grant, 33% vesting on the second anniversary of the date of grant, and 34% vesting on the third anniversary of the date of grant, generally subject to the named executive officer’s continued employment through the applicable vesting date.
(7)
Represents RSUs granted on March 14, 2023 that vest over three years, with 33% of the RSUs vesting on the first anniversary of the date of grant, 33% vesting on the second anniversary of the date of grant, and 34% vesting on the third anniversary of the date of grant, generally subject to the named executive officer’s continued employment through the applicable vesting date.

(8)
Represents RSUs granted on September 30, 2023 that vest over three years, with 33% of the RSUs vesting on the first anniversary of the date of grant, 33% vesting on the second anniversary of the date of grant, and 34% vesting on the third anniversary of the date of grant, generally subject to the named executive officer’s continued employment through the applicable vesting date.

(9)
Represents an option to purchase shares of our Class A common stock granted on May 30, 2023 that vests as to 100% of the underlying shares on the third anniversary of the date of grant, generally subject to the named executive officer’s continued employment through the vesting date.

(10)
Represents RSUs granted on May 30, 2023 that vest over three years, with 33% of the RSUs vesting on the first anniversary of the date of grant, 33% vesting on the second anniversary of the date of grant, and 34% vesting on the third anniversary of the date of grant, generally subject to the named executive officer’s continued employment through the applicable vesting date.

(11)
Represents (i) time-based EWC Ventures Units received in exchange for unvested Incentive Units originally granted on January 6, 2020 and that are subject to time-based vesting over five years, with 50% of the units vesting on the 18-month anniversary of the date of grant and the remaining 50% vesting in equal installments on each quarterly anniversary thereafter, and (ii) time-based EWC Ventures Units received in exchange for unvested Incentive Units originally granted on January 6, 2020, which were modified in connection with the Reorganization Transactions to vest as if the units were time-vesting units on the initial date of grant as described in (i) and which remain eligible to vest upon the consummation of a GA Exit subject to achievement of 2.0x MOIC (for approximately 50% of the original performance-based award) or 2.5x MOIC (for approximately 25% of the original performance-based award). In each case, vesting is subject to Mr. O’Connor’s continued employment through the applicable vesting date. “GA Exit,” as defined in Mr. O’Connor’s award agreement, means the date on which General Atlantic (EW) Collections, L.P. (together with any of its affiliates that have acquired units in EWC Ventures, “GA”) reduces its direct or indirect equity investments in EWC Ventures to less than 20% of the fully diluted units of EWC Ventures or upon a sale of all or substantially all of EWC Ventures’ assets. No GA Exit shall be deemed to have occurred until all of the non-cash proceeds received by GA in any such transaction have been reduced to cash. “MOIC,” as defined in Mr. O’Connor’s award agreement, means, as of the date of the GA Exit, as calculated by the compensation committee of EWC Ventures (x) the total cash-on-cash equity return actually realized by GA (excluding any deal-based, transaction or exit fees of GA), divided by (y) the aggregate equity and any other capital contributions made by GA.

DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation awarded to, earned by, or paid to our non-employee directors during the fiscal year ended January 6, 2024. Messrs. Berg’s and Willis’ compensation for fiscal year 2023 is included with that of our other named executive officers above. Ms. Bartlett and Messrs. Crawford and Joseph do not currently receive compensation from the Company in respect of their service as non-employee directors.
Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Alexa Bartlett	—	—	—
Andrew Crawford	—	—	—
Shaw Joseph	—	—	—
Dorvin D. Lively	70,000	124,999	194,999
Laurie Ann Goldman	50,000	124,999	174,999
Nital Scott	50,000	124,999	174,999

(1)
The amounts reported in this column represent cash fees earned in respect of services that were rendered in fiscal year 2023. In addition to Mr. Lively’s annual cash retainer pursuant to his letter agreement as described below, Mr. Lively received a $20,000 director fee for his role as Chairman of the Audit Committee.

(2)
The amounts reported in this column represent the grant date fair value of RSUs granted in fiscal year 2023 to Mr. Lively, Ms. Goldman, and Ms. Scott, computed in accordance with FASB ASC 718, excluding the effects of estimated forfeitures. For RSU awards, the grant date fair value was calculated by multiplying the closing price of the underlying shares of Class A common stock on the date of grant by the number of RSUs granted. As of January 6, 2024, our non-employee directors held the following unvested RSUs: Mr. Lively, 3,576; Ms. Goldman, 3,576; and Ms. Scott, 3,576.

Director Compensation
Mr. Lively.   On March 1, 2021, we entered into a letter agreement with Mr. Lively under which he agreed to serve on our Board of Directors beginning on or around April 1, 2021. Pursuant to his letter agreement, Mr. Lively is entitled to receive an annual cash retainer equal to $50,000, payable in four equal quarterly installments. In addition, subject to approval of our Board of Directors, Mr. Lively is entitled to receive an annual grant of RSUs valued at $125,000, which vests in four equal quarterly installments. Under Mr. Lively’s letter agreement, he has agreed to a perpetual confidentiality covenant.
Ms. Goldman.   On March 11, 2021, we entered into a letter agreement with Ms. Goldman under which she agreed to serve on our Board of Directors beginning on or around April 1, 2021. Pursuant to her letter agreement, Ms. Goldman is entitled to receive an annual cash retainer equal to $50,000, payable in four equal quarterly installments. In addition, subject to approval of our Board of Directors, Ms. Goldman is entitled to receive an annual grant of RSUs valued at $125,000, which vests in four equal quarterly installments. Under Ms. Goldman’s letter agreement, she has agreed to a perpetual confidentiality covenant.
Ms. Scott.   On November 22, 2021, we entered into a letter agreement with Ms. Scott under which she agreed to serve on our Board of Directors. Pursuant to her letter agreement, Ms. Scott is entitled to receive an annual cash retainer equal to $50,000, payable in four equal quarterly installments. In addition, Ms. Scott is entitled to receive an annual grant of RSUs valued at $125,000, which vests in four equal quarterly installments. Under Ms. Scott’s letter agreement, she has agreed to a perpetual confidentiality covenant.
Each non-employee director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of our Board of Directors or any committee thereof on which he or she serves.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as our executive officers as of April 8, 2024.
Name	Age	Position
David L. Willis	52	Chief Executive Officer and Director
Stacie Shirley	55	Chief Financial Officer
Andrea Wasserman	45	Chief Commercial Officer
Gavin M. O’Connor	54	Chief Administrative Officer, General Counsel and Corporate Secretary
Joel Larkin	56	Chief Franchise and Development Officer
The background of David L. Willis is described above under “Board of Directors.”
Stacie Shirley has served as our Chief Financial Officer since March 2023. Prior to joining the Company, Ms. Shirley was the Chief Financial Officer of Keller Williams, where she led the finance, accounting, treasury, budgeting and forecasting, internal audit and M&A functions. From January 2016 through May 2021, she served as the Executive Vice President, Chief Financial Officer and Treasurer of Tuesday Morning Corporation. Ms. Shirley held various roles at the Neiman Marcus Group from 2002 to 2015, including Senior Vice President, Finance and Treasurer and Vice President, Finance. She received her B.B.A. in Accounting from Stephen F. Austin State University and is a certified public accountant.
Andrea Wasserman has served as our Chief Commercial Officer since May 2023. Prior to joining the Company, Ms. Wasserman served as a Managing Director for Connected Commerce at JPMorgan Chase where she focused on growing revenue via B2C marketing and B2B partnerships. From 2018 to 2021 she held several leadership roles at Verizon, including Head of Global Commerce at Verizon Media Group, and Vice President of Retail Experience at Verizon Consumer Group. Prior to Verizon, Ms. Wasserman was Senior Vice President, GM eCommerce at Hudson’s Bay and Lord & Taylor, Chief Executive Officer and Board Member at Sole Society, and held several leadership positions at Nordstrom, including General Manager, Weddings and Prom. She received her B.S. in Policy Analysis and Management from Cornell University, and her MBA from Columbia Business School.
Gavin M. O’Connor has served as our Chief Administrative Officer since September 2023, with responsibility for our supply chain, technology, legal, talent, ESG and risk management functions. Mr. O’Connor served as our Chief Human Resources Officer from October 2021 in addition to our Chief Legal Officer and Corporate Secretary from January 2020 until his promotion to Chief Administrative Officer. Prior to joining the Company, Mr. O’Connor served as Vice President and Deputy General Counsel for American Eagle Outfitters, Inc. from March 2018 to January 2020. From July 2010 to March 2018 he was at GNC Holdings Inc., where he served in various roles, including Vice President, Deputy General Counsel, Chief Compliance Officer and Corporate Secretary. Mr. O’Connor earned a B.A. in History from the University of Michigan and a J.D. from the University of Pittsburgh School of Law.
Joel Larkin has served as our Chief Franchise and Development Officer since April 2024. He previously served as our Chief Development Officer from January 2023 to April 2024, our Senior Vice President of Business Development from January 2022 to January 2023, our Vice President of Business Development from June 2021 to January 2022, and a Regional Vice President from July 2019 to June 2021. Prior to joining the Company, Mr. Larkin served in various roles of increasing responsibility with Victra, an authorized Verizon reseller. Mr. Larkin earned a B.A. in Political Science from the University of Minnesota as a Master’s degree in Management of Telecommunications from Saint Mary’s University of Minnesota.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Beneficial Ownership
The following tables set forth information with respect to the beneficial ownership of our Class A common stock or Class B common stock for (a) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock and Class B common stock, as applicable, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of April 8, 2024. For other stockholders who beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.
Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.
The percentage of shares beneficially owned is computed on the basis of 60,827,101 shares of our common stock outstanding as of April 8, 2024. Unless otherwise indicated below, the address for each beneficial owner listed is c/o European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024.
	Class A common stock beneficially owned(1)		Class B common stock beneficially owned
Name of beneficial owner	Number	Percentage	Number	Percentage
5% Stockholders
General Atlantic Equityholders(2)	22,817,201	37.5%	9,706,709	79.4%
Ronald Baron/Baron Capital Management, Inc.(3)	3,000,000	4.9%	—	—
EWC Management Holdco(4)	2,495,295	4.1%	2,512,880	20.6%
Champlain Investment Partners, LLC(5)	3,005,255	4.9%	—	—
BlackRock, Inc.(6)	2,718,360	4.5%	—	—
Directors and Named Executive Officers
David P. Berg(7)	1,228,018	2.0%	1,188,255	9.7%
Gavin O’Connor(7)	92,445	*	82,965	*
David L. Willis(7)	466,792	*	429,796	3.5%
Andrea Wasserman	9,570	*	—	—
Alexa Bartlett	—	—	—	—
Andrew Crawford	—	—	—	—
Shaw Joseph	—	—	—	—
Dorvin D. Lively	52,045	*	—	—
Laurie Ann Goldman	32,545	*	—	—
Nital Scott	22,968	*	—	—
All executive officers and directors as a group (12 persons)(7)	1,974,429	3.2%	1,760,507	14.4%

*
Less than one percent

(1)
Each EWC Ventures, LLC Post-IPO Member holds EWC Ventures Units (non-voting common units in EWC Ventures) and an equal number of shares of Class B common stock. Each EWC Ventures Post-IPO Member has the right at any time to exchange any vested EWC Ventures Units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock on a one-for-one basis. The numbers of shares of Class A common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all vested EWC Ventures Units (together with the corresponding shares of Class B common stock) have been exchanged for shares of Class A common stock.

(2)
Includes 12,749,506 Class A common shares held directly by GA AIV-1 B Interholdco (EW), L.P., a Delaware limited partnership (“GA AIV-1 B Interholdco EW”), 360,986 Class A common shares and 1,683,464 Class B common shares are held directly by GAPCO AIV Interholdco (EW), L.P., a Delaware limited partnership (“GAPCO AIV Interholdco EW”), and 8,023,245 Class B common shares are held directly by General Atlantic Partners AIV (EW), L.P. (“GAP AIV EW”) representing 37.5% ownership in European Wax Center. The shares held by GA AIV-1 B Interholdco EW, GAPCO AIV Interholdco EW and GAP AIV (EW), a Delaware limited partnership, are indirectly held and shared by the following investment funds (the “GA Funds”): General Atlantic Partners AIV-1 A, L.P., a Delaware limited partnership (“GAP AIV-1 A”), General Atlantic Partners AIV-1 B, L.P., a Delaware limited partnership (“GAP AIV-1 B”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), and GAP Coinvestments V, LLC, a Delaware limited liability company (“GAPCO V”). The general partner of GAP AIV EW is General Atlantic GenPar (EW), L.P., a Delaware limited partnership (“GA GenPar EW”). The general partner of GA GenPar EW, GA AIV-1 B Interholdco EW and GAPCO AIV Interholdco EW is General Atlantic (SPV) GP, LLC, a Delaware limited liability company (“GA SPV”). The general partner of GAP AIV-1 A and GAP AIV-1 B is ultimately controlled by General Atlantic, L.P., a Delaware limited partnership (“GA, L.P.”), which is controlled by the Partnership* Committee (formerly the Management Committee) of GASC MGP, LLC (the “Partnership Committee”). GA, L.P. is the sole member of GA SPV, the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. GA AIV-1 B Interholdco EW, GAPCO AIV Interholdco EW, GAP AIV EW, the GA Funds, GA GenPar EW, GA SPV, and GA, L.P. (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The mailing address of the GA Group is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. Each of the members of the Partnership Committee disclaims ownership of all such shares except to the extent he has a pecuniary interest therein. *The Management Committee of GASC MGP, LLC is being renamed as the Partnership Committee, subject to applicable regulatory approvals.

(3)
As reported by Baron Capital Group, Inc. (“BCG”), BAMCO Inc. (“BAMCO”), Baron Capital Management Inc. (“BCM”), Baron Small Cap Fund (“BSC”) and Ronald Baron and on a joint Schedule 13G filed with the SEC on February 14, 2024, reporting sole voting power and sole dispositive power with respect to 3,000,000 shares of Class A common stock. BAMCO and BCM are subsidiaries of BCG. BSC is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. The address for the holders is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(4)
Each member of EWC Management Holdco, the members of which consist of our current and former employees, exercise voting and dispositive control over the shares to which such member is entitled upon exchange of the vested EWC Ventures Units and corresponding shares of Class B common stock held by EWC Management Holdco.

(5)
As reported by Champlain Investment Partners, LLC on a Schedule 13G filed with the SEC on February 13, 2024, reporting sole voting power with respect to 2,230,980 shares of Class A common stock and sole dispositive power with respect to 3,005,255 shares of Class A common stock. The address for the holder is 180 Battery St., Burlington, Vermont 05401.

(6)
As reported by BlackRock, Inc. on a Schedule 13G filed with the SEC on February 2, 2024, reporting sole voting power with respect to 2,674,440 shares of Class A common stock and sole dispositive power with respect to 2,718,360 shares of Class A common stock. The address for the holder is 50 Hudson Yards, New York, New York 10001.

(7)
Includes EWC Ventures Units and corresponding shares of Class B common stock held by EWC Management Holdco on behalf of such persons.

Equity Compensation Plan Information
The following table provides certain information with respect to all of our equity compensation plans in effect as of January 6, 2024:
Name	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Shares	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares(2)	Number of Securities Remaining Available for Future Issuance Under Equity Plans (excluding securities listed in first column)
Equity compensation plans approved by security holders(1)	905,952	$18.76	6,279,402
Equity compensation plans not approved by security holders	—	—	—
Total	905,952	$18.76	6,279,402

(1)
Total reflects outstanding stock options and restricted stock units granted pursuant to the European Wax Center, Inc. 2021 Omnibus Incentive Plan.

(2)
Outstanding restricted stock units have no exercise price and are therefore excluded from the weighted average exercise price calculation. Had the outstanding restricted stock units been included in the calculation of the weighted average exercise price, the price would have been $10.02.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.
Based solely on a review of the copies of such forms in our possession, and on written representations from the reporting persons, we believe that all of these reporting persons complied with their filing requirements for the year ended January 6, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the equity and other compensation arrangements discussed in the sections titled “Executive Compensation” and “Director Compensation,” the following is a description of each transaction since December 31, 2022 and each currently proposed transaction in which:
•
we have been or are to be a participant;

•
the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Amended and Restated EWC Ventures Limited Liability Company Agreement
In connection with the reorganization transactions at the time of our initial public offering (the “Reorganization Transactions”), we, EWC Ventures and each of the EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members (certain affiliates of General Atlantic), EWC Founder Holdco and EWC Management Holdco, entered into the Amended and Restated EWC Ventures Limited Liability Company Agreement (the “EWC Ventures LLC Agreement”). In accordance with the terms of the EWC Ventures LLC Agreement, we operate our business through EWC Ventures and its subsidiaries.
Pursuant to the terms of the EWC Ventures LLC Agreement, so long as affiliates of General Atlantic or affiliates of EWC Founder Holdco continue to own any EWC Ventures Units, shares of our Class A common stock or securities exchangeable or convertible into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of EWC Ventures and its subsidiaries or own any assets other than securities of EWC Ventures and its subsidiaries and/or any cash or other property or assets distributed by or otherwise received from EWC Ventures and its subsidiaries, unless we determine in good faith that such actions or ownership are in the best interest of EWC Ventures. As the sole managing member of EWC Ventures, we have control over all of the affairs and decision making of EWC Ventures. As such, through our officers and directors, we are responsible for all operational and administrative decisions of EWC Ventures and the day- to-day management of EWC Ventures’ business. We will fund any dividends to our stockholders by causing EWC Ventures to make distributions to its equityholders, including the General Atlantic Post- IPO Members, the EWC Founder Holdco, EWC Management Holdco and us.
The holders of EWC Ventures Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of EWC Ventures. Net profits and net losses of EWC Ventures will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of EWC Ventures Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The EWC Ventures LLC Agreement provides for pro rata cash distributions to the holders of EWC Ventures Units for purposes of funding their tax obligations in respect of the taxable income of EWC Ventures that is allocated to them. Generally, the tax distributions to us will be computed based on the sum of (i) EWC Ventures’ estimate of the net taxable income of EWC Ventures allocable to us multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for a corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income) and (ii) certain amounts payable by us under the Tax Receivable Agreement (as defined below).
The EWC Ventures LLC Agreement provides that, except as otherwise determined by us, if at any time we issue a share of our Class A common stock, other than pursuant to an issuance and distribution to holders of shares of our common stock of rights to purchase our equity securities under a “poison pill” or similar stockholder rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in EWC Ventures (unless such shares were issued by us solely to fund (i) our ongoing operations or pay our expenses or other obligations or (ii) the purchase or redemptions from a member of EWC Ventures of EWC Ventures Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such purchase or redemption)) and EWC Ventures shall issue to us one EWC Ventures Unit. Similarly, except as otherwise determined by us,

EWC Ventures does not issue any additional EWC Ventures Units to us unless we issue or sell an equal number of shares of our Class A common stock. Conversely, if at any time any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, EWC Ventures will redeem, repurchase or otherwise acquire an equal number of EWC Ventures Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired. In addition, EWC Ventures does not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the EWC Ventures Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the EWC Ventures Units.
Subject to certain exceptions, EWC Ventures will indemnify all of its members, including the General Atlantic Post-IPO Members and us, and their officers and other related parties, including certain General Atlantic Equityholders, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with EWC Ventures’ business or affairs or the EWC Ventures LLC Agreement or any related document.
EWC Ventures may be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) as determined by us. Upon dissolution, EWC Ventures will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of EWC Ventures’ liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested EWC Ventures Units.
Exchange Agreement
We entered into an Exchange Agreement (the “Exchange Agreement”) prior to the consummation of our initial public offering with EWC Ventures and each of the EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members, the EWC Founder Holdco and EWC Management Holdco, pursuant to which they (or certain transferees thereof), subject to certain restrictions, including any applicable transfer restrictions, will have the right to exchange their shares via an exchange of EWC Ventures Units, together with a corresponding number of shares of our Class B common stock for shares of our Class A common stock on a one-for-one basis (a “Share Exchange”) or a cash (based on the market price of our Class A common stock (“Cash Exchange”), at our option (as the managing member of EWC Ventures), subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Any decision to require a Cash Exchange rather than a Share Exchange will ultimately be determined by our Board of Directors. Upon exchange, each share of our Class B common stock will be cancelled.
The Exchange Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our Board of Directors or is otherwise consented to or approved by our Board of Directors, the EWC Ventures Post-IPO Members will be permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the EWC Ventures Post-IPO Members to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the EWC Ventures Post-IPO Members may participate in each such offer without being required to exchange EWC Ventures Units and shares of our Class B common stock.
The Exchange Agreement also provides that, in the event of a merger, consolidation or other business combination involving the Company (unless, following such transaction, all or substantially all of the holders of our voting power prior to such transaction continue to hold a majority of the voting power of the surviving entity (or its parent) in substantially the same proportions as immediately prior to such transaction) is approved by our Board of Directors and consummated in accordance with applicable law, we may require that each of the EWC Ventures Post-IPO Members other than the General Atlantic Post-IPO

Members exchange with us all of such EWC Ventures Post-IPO Member’s EWC Ventures Units and shares of our Class B common stock for aggregate consideration for each EWC Ventures Unit and share of our Class B common stock that is equivalent to the consideration payable in respect of each share of our Class B common stock in such transaction.
Stockholders’ Agreement
Prior to the consummation of our initial public offering, we entered into a Stockholders’ Agreement that provides the General Atlantic Equityholders with the right to nominate a specified number of our directors determined based on the percentage of our common stock beneficially owned by the General Atlantic Equityholders immediately prior to our follow-on offering. So long as the General Atlantic Equityholders beneficially own at least 30% of our outstanding common stock, the General Atlantic Equityholders are entitled to nominate three directors. When the General Atlantic Equityholders beneficially own less than 30% but at least 15% of our outstanding common stock, the General Atlantic Equityholders would be entitled to nominate two directors. Thereafter, the General Atlantic Equityholders would be entitled to nominate one director so long as they beneficially own at least 10% of our outstanding common stock.
Additionally, so long as the General Atlantic Equityholders beneficially own at least 25% of our outstanding common stock, the prior written consent of the General Atlantic Equityholders will be required prior to taking the following actions:
•
any acquisition of the equity securities or assets of any other entity (other than any of our subsidiaries), in a single transaction or a series of related transactions in excess of $100 million and/or the disposition of any of our or our subsidiaries’ equity securities or assets, in a single transaction or a series of related transactions in excess of $100 million;

•
entering or effectuating a “Change in Control” as defined in our Stockholders’ Agreement;

•
incurring indebtedness of the Company and our subsidiaries to the extent such incurrence would result in the Company and our subsidiaries having indebtedness in excess of $150 million in the aggregate other than a drawdown of amounts committed under a debt agreement that was previously consented to by the General Atlantic Equityholders or that was entered into on or prior to the entry into the Stockholders’ Agreement;

•
appointing or removing our chief executive officer;

•
any increase or decrease in the size of our Board of Directors;

•
any entry by us or our subsidiaries into voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding, or any recapitalization or reorganization;

•
a redemption, repurchase or other acquisition by us of our capital stock (other than any redemption, repurchase or acquisition under any stockholder approved equity compensation plan or pursuant to an offer made to all our stockholders pro rata);

•
payment or declaration of any dividend or distribution on any of our capital stock other than dividends or distributions required to be made pursuant to the terms of any of our outstanding preferred stock;

•
any entry into a joint venture or similar business alliance involving, or entering into any agreement providing for, the investment, contribution or disposition by the Company or our subsidiaries of assets having a fair market value in excess of $100 million, other than transactions solely between or among the Company and one or more of its subsidiaries; or

•
the adoption, approval, issuance or amendment of any poison pill or stockholder rights plan.

Further, so long as the General Atlantic Equityholders beneficially own any of our outstanding common stock, the prior written consent of the General Atlantic Equityholders are required prior to amending (including by merger, consolidation, reorganization or similar event), our or our subsidiaries’ certificate of incorporation, bylaws or similar governing documents if such change is adverse to the rights of the General Atlantic Equityholders.

The General Atlantic Equityholders are permitted to sell their interest in us without restriction. To the extent a General Atlantic Equityholder or EWC Founder Holdco transfers any of their respective shares to an affiliated transferee, that transferee would also be bound by the terms of the Stockholders’ Agreement in their capacity as a General Atlantic Equityholder or EWC Founder Holdco, as applicable. To the extent that the General Atlantic Equityholders are no longer entitled to nominate a board member, our Board of Directors, upon the recommendation of the Nominating and Governance Committee, will nominate a director in their place.
Registration Rights Agreement
Prior to the consummation of our initial public offering, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the General Atlantic Equityholders, EWC Founder Holdco and certain other investors. Subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration and shelf registration under certain circumstances, the General Atlantic Equityholders and EWC Founder Holdco may require that we register for public resale under the Securities Act any or all shares of common stock constituting registrable securities at any time following our initial public offering, subject to the restrictions in the lock-up agreements entered into by each of those parties in connection with our initial public offering, so long as the securities requested to be registered or sold in an underwritten shelf offering are anticipated to have an aggregate offering price of least $50.0 million. The General Atlantic Equityholders and EWC Founder Holdco also have the right to sell registrable securities held by them pursuant to an underwritten block trade or similar transaction off of a shelf registration statement, each subject to limited participation rights and other restrictions, including that the aggregate anticipated offering price, net of underwriting commissions, is at least $25.0 million.
If either of the General Atlantic Equityholders or EWC Founder Holdco makes a request for registration, the non-requesting parties to the Registration Rights Agreement will be entitled to customary piggyback registration rights in connection with the request, and if the request is for an underwritten offering, such piggyback registration rights will be subject to underwriter cutback provisions, with priority first for registration of shares going first to the General Atlantic Equityholders and EWC Founder Holdco on a pro rata basis and second to the other holders under the Registration Rights Agreement. In addition, the parties to the Registration Rights Agreement will be entitled to piggyback registration rights with respect to any registration initiated by us or another stockholder, and if any such registration is in the form of an underwritten offering, such piggyback registration rights will be subject to customary cutback provisions, with priority for registration of shares going first to us or such other stockholder, as applicable, second to the General Atlantic Equityholders and EWC Founder Holdco and third to the other holders under the Registration Rights Agreement.
In connection with the transfer of their registrable securities, the General Atlantic Equityholders may assign certain of their rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees and expenses (except underwriting discounts and commissions).
Tax Receivable Agreement
Prior to the consummation of our initial public offering, we entered into a Tax Receivable Agreement with the EWC Ventures Pre-IPO Members that provides for the payment by us to the EWC Ventures Pre-IPO Members of 85% of the benefits, if any, that we realize, or are deemed to realize (calculated using certain assumptions), as a result of (i) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from our initial public offering, our follow-on offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after the initial public offering, (ii) our utilization of certain tax attributes of certain affiliates of certain General Atlantic affiliates with whom we merged (the “Blocker Companies”) (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. There is significant existing tax basis in the assets of EWC Ventures as a result of the prior acquisition of interests in EWC Ventures by the General Atlantic Equityholders, and subsequent redemptions, exchanges, or purchases of EWC Ventures Units that we expect to result in increases in the tax basis of the assets of EWC Ventures. The existing tax basis, increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to us and, therefore, may reduce the amount of U.S. federal, state and local tax that we would otherwise be required to pay in the future. Actual tax benefits realized by us may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. This payment obligation is an obligation of European Wax Center and not of EWC Ventures.
With respect to future redemptions, exchanges and purchases, the ability to achieve benefits from any existing tax basis, the actual increase in tax basis or other tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including the timing of redemptions, exchanges or purchases by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) and purchases or redemptions of EWC Ventures Units and corresponding shares of Class B common stock from EWC Ventures Pre-IPO Members (or their transferees or other assignees), the price of our Class A common stock at the time of the redemption, exchange or purchase, the extent to which such redemptions, exchanges or purchases are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the Tax Receivable Agreement constituting imputed interest.
The payments we are required to make under the Tax Receivable Agreement could be substantial. Although estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise, we expect that, as a result of (i) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures, and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from our initial public offering, our follow-on offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after our initial public offering, (ii) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize in full the potential tax benefit described above, we estimate that payments under the Tax Receivable Agreement would aggregate to approximately $269.0 million over 18 years based on a closing share price of $13.00 per share of Class A common stock and assuming all future Share Exchanges and Cash Exchanges would occur on January 6, 2024. The payments under the Tax Receivable Agreement are not conditioned upon the EWC Ventures Pre- IPO Members’ continued ownership of us. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the Tax Receivable Agreement payments made by us, will be calculated based in part on the market value of our Class A common stock at the time of each Share Exchange or Cash Exchange and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the Tax Receivable Agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement are based on the tax reporting positions that we determine, and the IRS, or another tax authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, if the outcome of any such challenge would reasonably be expected to materially affect a recipient’s payments under the Tax Receivable Agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of the EWC Ventures Pre-IPO Members. The interests of the EWC Ventures Pre-IPO

Members in any such challenge may differ from or conflict with our interests and your interests, and the EWC Ventures Pre-IPO Members may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the EWC Ventures Pre-IPO Members (or their transferees or assignees) under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to the EWC Ventures Pre-IPO Members (or their transferees or assignees) are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to the EWC Ventures Pre-IPO Members (or their transferees or assignees) will be netted against any future cash payments that we might otherwise be required to make to the EWC Ventures Pre-IPO Members (or their transferees or assignees) under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to the EWC Ventures Pre-IPO Members (or their transferees or assignees) for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we previously made under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. The applicable U.S. federal income tax rules for determining applicable tax benefits we may claim are complex and factual in nature, and there can be no assurance that the IRS, any other taxing authority or a court will not disagree with our tax reporting positions. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of any tax savings that we realize in respect of the tax attributes with respect to the EWC Ventures Pre-IPO Members (or their transferees or assignees) that are the subject of the Tax Receivable Agreement.
In addition, the Tax Receivable Agreement provides that in the case of a change in control of EWC Ventures or the material breach of our obligations under the Tax Receivable Agreement, we are required to make a payment to the EWC Ventures Pre-IPO Members in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of (i) 6.5% per annum and (ii) one year LIBOR (or its successor rate) plus 100 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the Tax Receivable Agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the Tax Receivable Agreement may result in situations where the EWC Ventures Pre-IPO Members (or their transferees or assignees) have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.
Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of EWC Ventures Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of EWC Ventures Units may increase the tax liability of EWC Ventures Pre-IPO Members (or their transferees or assignees) without giving rise to any rights to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of EWC Ventures Pre-IPO Members (or their transferees or assignees) and the interests of other stockholders.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of our subsidiaries to make distributions to us. We currently expect to fund these payments from cash flow from operations generated by our subsidiaries as well as from excess tax distributions that we receive from our subsidiaries. To the extent we are unable to make payments under the agreement for any reason (including because our Credit Agreement restricts the ability of our subsidiaries to make distributions to us), under the terms of the Tax Receivable Agreement such payments are deferred and accrue interest until paid. If we are unable to make payments due to insufficient funds, such payments may be deferred indefinitely while accruing interest until paid, which could negatively impact our results of operations and could also affect our liquidity in future periods in which such deferred payments are made.
Indemnification Agreements
We have entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. We are an indemnitor of first resort.
Related Party Transactions Policies and Procedures
We have a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for implementation of and compliance with the policy.
For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Compensation Committee.
The policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
The policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed our 2023 audited financial statements with management.
The Audit Committee has discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC.
The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements be included in our 2023 Annual Report on Form 10-K for filing with the SEC.
The Audit Committee has also appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended January 4, 2025.
Respectfully submitted,
THE AUDIT COMMITTEE
Dorvin D. Lively, Chair
Laurie Ann Goldman
Nital Scott

ADDITIONAL INFORMATION
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials
Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2024 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 20, 2024.
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting
Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is advanced by more than 30 days or delayed by more than 60 days of such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the Annual Meeting. Assuming the date of our 2025 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2025 annual meeting must notify us no earlier than February 4, 2025 and no later than March 6, 2025. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2025 annual meeting. If you wish to obtain a free copy of our bylaws, please contact Investor Relations at European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024, or by through the Investor Relations website at https://investors.waxcenter.com/ir-resources/contact-ir. Additionally, for stockholder nominations to the Board to be considered at the annual meeting, to the extent that Rule 14a-19 under the Exchange Act applies, the stockholder must have complied with Rule 14a-19 under the Exchange Act.
Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the section of this Proxy Statement entitled “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.
A copy of the Company’s Annual Report on Form 10-K for the year ended January 6, 2024, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or investors.waxcenter.com.
Householding
Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact Investor Relations to request that only a single copy of the Notice be mailed in the future. Contact Investor Relations by mail at Investor Relations, European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024, or by email at investors.waxcenter.com.
Voting by Telephone or the Internet
Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 10:59 p.m. CDT on June 3, 2024. Submitting your vote by telephone or via the Internet will not affect your right to vote during the meeting should you decide to attend the Annual Meeting.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by phone or via the Internet should understand that there may be costs associated, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.
Other Matters
The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

EUROPEAN WAX CENTER®

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V31406-P07026 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

EUROPEAN WAX CENTER, INC.

	For All	Withhold All	For All Except
1. Election of the two director nominees named in the proxy statement as set forth below:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David Berg
02) Andrew Crawford

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV31406-P07026The Board of Directors recommends you vote FOR proposal 2.2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.! ! !ForAllWithholdAllFor AllExceptFor Against Abstain! ! !EUROPEAN WAX CENTER, INC. To withhold authority to vote for any individualnominee(s), mark "For All Except" and write thenumber(s) of the nominee(s) on the line below.EUROPEAN WAX CENTER, INC.5830 GRANITE PARKWAY3RD FLOORPLANO, TX 7502401) David Berg02) Andrew Crawford1. Election of the two director nominees named in the proxystatement as set forth below:Nominees:The Board of Directors recommends you vote FOR thefollowing:Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. All holders must sign. If a corporation or partnership, please sign in full corporateor partnership name by authorized officer.VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of informationup until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you access the web site and follow the instructions to obtain yourrecords and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/EWCZ2024You may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.Eastern Time the day before the cut-off date or meeting date. Have your proxy card in handwhen you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.SCAN TOVIEW MATERIALS & VOTE w

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.V31407-P07026EUROPEAN WAX CENTER, INC.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSANNUAL MEETING OF SHAREHOLDERSJune 4, 2024 10:30 A.M., CDTThe shareholder hereby appoints Gavin O’Connor and Stacie Shirley as proxies with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares ofCommon Stock of European Wax Center, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 A.M., Central Time on June 4, 2024, virtually at www.virtualshareholdermeeting.com/EWCZ2024 and any adjournment or postponement thereof.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.Continued and to be signed on reverse side